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                                                                      EXHIBIT 12

                       RATIO OF EARNINGS TO FIXED CHARGES

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
                                                       Year Ended   Year Ended
                                                      December 31, December 31,
                                                          1996         1997
                                                      ------------ ------------
                                                           (in thousands)
Loss before provision for income taxes...............   $(1,915)     $(2,479)
Add fixed charges
Interest costs including amortization of debt
 issuance cost.......................................     1,146        4,946
                                                        -------      -------
    Earnings (loss) before fixed charges.............   $  (769)     $ 2,467
                                                        =======      =======
Fixed charges:
  Interest expense including amortization of debt
   issuance costs....................................     1,146        4,946
  Capitalized interest...............................     2,317        6,616
                                                        -------      -------
    Total fixed charges..............................   $ 3,463      $11,562
                                                        =======      =======
Ratio of earnings to fixed charges...................       --           .20
                                                        =======      =======
Deficiency of earnings to cover fixed charges........   $ 4,232      $ 9,095
                                                        =======      =======
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